Exhibit 3.4
THIRD AMENDMENT TO THE FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF FERRELLGAS PARTNERS, L.P.
     This Third Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of October 11, 2006 (this “Amendment”), is entered into by Ferrellgas, Inc., a Delaware corporation, in the capacities set forth on the signature lines below.
     Capitalized terms not otherwise defined in this Amendment have the meanings set forth in the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 18, 2003, as amended (the “Partnership Agreement”).
     WHEREAS, the General Partner of the Partnership is authorized to amend the Partnership Agreement without the consent of any of Limited Partners to reflect a change that in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect;
     NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:
Section 8.3 of the Partnership Agreement is hereby amended to read in its entirety as follows:
     “Section 8.3 Reports.
     (a) After the close of each fiscal year of the Partnership, the General Partner in its sole discretion may, but is not obligated to, cause to be mailed to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with generally accepted accounting principles, including a balance sheet and statements of operations, Partners’ equity and cash flows, such statements to be audited by a firm of independent, registered public accountants selected by the General Partner.
     (b) After the close of each Quarter except the last Quarter of each year, the General Partner in its sole discretion may, but is not obligated to, cause to be mailed to each Record Holder of a Unit as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.
     (c) The General Partner shall cause the Partnership to comply with the publication of any quarterly or annual financial information or reports as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed for trading.”
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

GENERAL PARTNER:

FERRELLGAS, INC.

By:	/s/ Kevin T. Kelly

Kevin T. Kelly
Senior Vice President and Chief Financial Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:	FERRELLGAS, INC.,
General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4 of the Partnership Agreement

	By:	/s/ Kevin T. Kelly

Kevin T. Kelly
Senior Vice President and Chief Financial Officer